Filed Pursuant to Rule 424(b)(3)

Registration No. 333-142176

Prospectus Supplement No. 2

(To Prospectus dated May 29, 2007)

4,563,171 Shares

Common Stock

This Prospectus Supplement supplements the Prospectus dated May 29, 2007, of Velocity Express Corporation, relating to the offer and sale by certain “Selling Stockholders” of up to 4,563,171 shares of our common stock. This Prospectus Supplement amends the Prospectus to include the Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on June 29, 2007. The information contained in the Form 8-K was current as of the date of such report.

You should read this Prospectus Supplement in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or additional supplements thereto. Capitalized terms used in this Prospectus Supplement but not otherwise defined herein shall have the meanings given to such terms in the Prospectus.

Investing in our common stock involves a number of risks. See “Risk Factors” beginning on page 3 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Velocity Express Corporation

This Prospectus Supplement is dated June 29, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 29, 2007

VELOCITY EXPRESS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-28452	87-0355929
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Morningside Drive North Bldg. B, Suite 300 Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (203) 349-4160

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 29, 2007 Velocity Express Corporation (the “Company”) issued a press release announcing that it received a Nasdaq Staff Deficiency Letter indicating that the Company fails to comply with the minimum bid requirement for continued listing of its common stock on the Nasdaq Capital Market set forth in Marketplace Rule 4310(c)(4). A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release dated June 29, 2007.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VELOCITY EXPRESS CORPORATION

By:	/s/ Edward W. Stone
Name:	Edward W. Stone
Title:	Chief Financial Officer

Date: June 29, 2007

3

Exhibit Index

Exhibit Number	Document
99.1	Press release dated June 29, 2007.

4

Exhibit 99.1

Velocity Express Receives Notice of Non-Compliance with NASDAQ Listing Agreement and Confirms Previous Guidance for Positive EBITDA in June Quarter

Westport, CT, June 29, 2007 – Velocity Express Corporation (NASDAQ:VEXP) announced that it received a notice today from the Nasdaq Stock Market that it is not in compliance with Marketplace Rule 4310(c)(4) regarding the minimum bid requirement for the continued listing of its common stock on the Nasdaq Capital Market. For thirty consecutive business days before June 29, 2007 the Company’s common stock closed below $1.00.

The Company will have 180 calendar days, or until December 26, 2007 to regain compliance with the minimum bid requirement which will require that the bid price of the Company’s common stock close at $1.00 per share or more for a minimum of 10 consecutive business days. If the Company is unable to demonstrate bid price compliance by December 26, 2007 but is found to meet all other initial listing requirements for the Nasdaq Capital Market, it may receive an additional 180-day compliance period. If the Company does not meet compliance requirements within the second 180-day period, Nasdaq will notify the Company that its common stock will be delisted. At that time the Company may appeal the decision to a Nasdaq Listing Qualifications Panel.

The Company is actively evaluating and pursuing several options to enable it to maintain its listing with Nasdaq. Chief among them is our continued expectation that we will achieve positive EBITDA in the June quarter and remain in compliance at quarter-end with all covenants of our credit agreement and bond indenture as we announced on our May 16 investor conference call.

Velocity Express Chairman and CEO, Vince Wasik stated “We are on track to meet our guidance for positive EBITDA in the June quarter. This milestone is an important step as we build Velocity’s position as the nation’s largest provider of real-time delivery solutions. We are committed to generating value for our shareholders, employees and customers through continued cost reduction arising from the successful CD&L merger integration and renewed revenue growth in future quarters based on our large and growing sales pipeline. Management’s recent purchase of common stock at a significant premium to market reflects our enthusiastic outlook for the business. Likewise, the favorable revision of our credit agreement with Wells Fargo Foothill substantiates the confidence of our lenders in the Company’s future success.”

About Velocity Express

Velocity Express has one of the largest time definite nationwide delivery networks, providing a national footprint for customers desiring same day service throughout the United States. The Company’s services are supported by a customer-focused technology infrastructure, providing customers with the reliability and information they need to manage their transportation and logistics systems, including a proprietary package tracking system that enables customers to view the status of any package via a flexible web reporting system.

Forward Looking Statements

Certain statements in this press release, and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance that are not historical facts, as well as management’s expectations, beliefs, plans, objectives, assumptions and projections about future events or future performance, are forward looking statements within the meaning of these laws. Forward-looking statements include statements that are preceded by, followed by, or include words such as

“believes,” “expects,” “anticipates,” “plans,” “estimates,” “intends,” or similar expressions. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of the Company’s management, which in turn are based on currently available information. These assumptions could prove inaccurate. Forward-looking statements are also affected by known and unknown risks that may cause the actual results of the Company to differ materially from any future results expressed or implied by such forward-looking statements. Many of these risks are beyond the ability of the Company to control or predict. Such factors include, but are not limited to, the following: we may never achieve or sustain profitability; we may not be successful in integrating CD&L and may fail to achieve the expected cost savings from the CD&L acquisition, including due to the challenges of combining the two companies, reducing overlapping functions, retaining key employees and other related risks; we may be unable to fund our future capital needs, and we may need funds sooner than anticipated; our large customers could reduce or discontinue using our services; we may be unable to successfully compete in our markets; we could be exposed to litigation stemming from the accidents or other activities of our drivers; we could be required to pay withholding taxes and extend employee benefits to our independent contractors; we may not be able to satisfy the financial covenants contained in our credit agreement and indenture; risk relating to maintaining the financing under our credit agreement; we have a substantial amount of debt and preferred stock outstanding, and our ability to operate and financial flexibility is limited by the agreements governing our debt and preferred stock; we may be required to redeem our debt at a time when we do not have the proceeds to do so; our stock price is subject to fluctuation and volatility; future issuances, or the perception of future issuances, of our common stock may depress the price of the shares of our common stock; the issuance of additional equity securities could trigger the anti-dilution provisions of our outstanding preferred stock and warrants; and the risk of delisting from Nasdaq given that on June 29, 2007 we received notice of our noncompliance with the Nasdaq continued listing requirement that our common stock have a minimum bid price of $1.00 per share; the related risk that possible adverse publicity from this press release may have a material adverse effect on the price of our Common Stock, our business and our ability to raise capital in the future until we regain compliance; and the other risks identified in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2006 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, as well as in the other documents that the Company files from time to time with the Securities and Exchange Commission. Management believes that the forward-looking statements contained in this release are reasonable; however, undue reliance should not be placed on any forward-looking statements contained herein, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to publicly update any of them in light of new information or future events.

Contact:

Velocity Express Corporation

Edward W. (Ted) Stone,

203-349-4199

tstone@velocityexp.com

or

Institutional Marketing Services (IMS)

John G. Nesbett

203-972-9200

jnesbett@institutionalms.com